EXHIBIT 10.2

NOTE AGREEMENT

$ ________	Houston, Texas	February 25, 2011

For value received, BERING EXPLORATION, INC (“Maker”), promises to pay to the order of _____________ (“Lender”), the sum of _____________________ AND NO/100 DOLLARS ($______________.00), in legal and lawful money of the United States of America, together with interest thereon at the rate of ten percent (10%) per annum plus a 10% transaction fee that will also accrue with interest from the date of the Note. Interest on the unpaid principal balance shall accrue from the date hereof. Interest will be calculated on the basis of a 365-day year and actual number of days elapsed.

Payment of accrued and outstanding interest and the principal are due on December 31, 2011 (“Maturity”) Each payment shall be credited first on the interest then due, and the remainder on the principal sum outstanding, and interest shall cease on any principal amount prepaid.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

Maker shall be in default under this Note if any interest or principal payment required under this Note is not paid when due, and such default is not cured within ten (10) business days after receipt of notice of such late payment, in which case the Lender may declare all sums due under this Note to be immediately due and payable, and may exercise any and all available remedies.

It is the intention of the parties hereto to comply with the usury laws applicable to this Note; accordingly, it is agreed that notwithstanding any provision to the contrary in this Note or in any of the documents securing payment hereof, if any, no such provision shall require the payment or permit the collection of interest in excess of the maximum rate permitted by law. If any excess of interest is provided for, contracted for, charged for, or received or adjudicated to be provided for, contracted for, or received, then the provisions of this paragraph shall govern and control and neither the Maker hereof nor any other party liable for the payment hereof shall be obligated to pay the amount of such express interest. Any such excess interest which may have been collected shall be, at the Holder’s option, either (1) applied as credit against the then unpaid principal amount hereof or (2) refunded to the Maker. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

If this Note is not paid at Maturity, regardless of how the Maturity may be brought about, or is collected or attempted to be collected through the initiation or prosecution of any suit or through any probate, bankruptcy, or any other judicial proceedings, or is placed in the hands of an attorney for collection, Maker shall pay, in addition to all other amounts owing under this Note, all actual expenses of collection, all court costs, and reasonable attorney’s fees incurred by Lender.

This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. In the event that any provision contained in this Note conflicts with applicable law, such conflict shall not affect the other provisions of this Note that can be given effect without the conflicting provisions. To this end, the provisions of this Note are declared to be severable.

This Note shall be governed by the laws of the State of Texas. Any action brought by either party against the other party to enforce or interpret this Note shall be brought in an appropriate court in Houston, Harris County, Texas.

MAKER:	LENDER:

BERING EXPLORATION, INC.	___________________

By:	By:
Name: Steven M. Plumb
Title: Chief Financial Officer

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